Exhibit (10)
                                                     ------------

                          OWENS CORNING

Corporate Incentive Plan Terms Applicable to Key Employees Other
                 Than Certain Executive Officers

           (As amended and restated, January 1, 1999)

1.  Application
    -----------

Set forth below are the annual incentive plan terms applicable to those employees of Owens Corning Corporation (the "Company"), its subsidiaries and affiliates who, in the opinion of the Committee (as hereafter defined), are key employees, including members of the Board of Directors who are such employees, but excluding any such employees who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company commencing on or after January 1, 1995 the Committee anticipates would not be deductible by the Company in whole or in part but for compliance with section 162(m)(4)(C) of the Internal Revenue Code of 1986 as amended ("162(m) Covered Employee"). Such terms are hereafter referred to as the "Incentive Plan".

2.  Eligibility
    -----------

All employees of the Company, its subsidiaries and affiliates who, in the opinion of the Committee, are key employees, including members of the Board of Directors who are such employees, but excluding 162(m) Covered Employees, shall be eligible to be selected to participate in this Incentive Plan. The Committee may select the eligible employees who shall participate in this Incentive Plan in any year at any time before or during such year. Selection to participate in this Incentive Plan in any year does not require the Committee to, or imply that the Committee will, select the same person to participate in the Incentive Plan in any subsequent year.

3.  Administration
    --------------

The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Board"), or by another committee appointed by the Board consisting of not less than two (2) Directors who are not Employees (the "Committee"). To the extent permitted by law, the Committee may delegate its administrative authority with respect to the Incentive Plan and, in the event of any such delegation of authority, the term "Committee" as used in this Incentive Plan shall be deemed to refer to the Committee's delegate as well as to the Committee. The Committee shall, subject to the provisions herein, select employees to participate herein; establish and administer the performance goals and the award opportunities applicable to each participant and certify whether the goals have been attained; construe and interpret the Incentive Plan and any agreement or instrument entered into under the Incentive Plan; establish, amend, or waive rules and regulations for the Incentive Plan's administration; and make all other determinations which may be necessary or advisable for the administration of the Incentive Plan. Any determination by the Committee pursuant to the Incentive Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.

4.  Establishment of Performance Goals and Award Opportunities
    ----------------------------------------------------------

At any time before or during each year, the Committee shall establish the method for computing the amount of compensation which will be payable under the Incentive Plan to each participant in the Incentive Plan for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the participant's employment by the Company, its subsidiaries and affiliates continues without interruption during that year. The Committee shall also establish the performance goals for such year, which may be based on any of the following performance criteria, either alone or in any combination, and on either a consolidated or business unit level as the Committee may determine, or such other criteria as the Committee may select: sales, net asset turnover, earnings per share, cash flow, cash flow from operations, operating profit, net operating profit, net income, income from operations, operating margin, net income margin, return on net assets, return on total assets, return on common equity, return on total capital, and shareholder value added, total shareholder return, common stock price appreciation, total shareholder return relative to a defined marketplace, receivables growth, debt to equity ratios, earnings to fixed charges ratios, introduction of new products and/or services, or developing and/or implementing action plans or strategies. The foregoing criteria shall have any reasonable definitions that the Committee may specify at the time such criteria are adopted, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of asbestos activities and settlements. Any such performance criterion or combination of such criteria may apply to the participant's award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify. Extraordinary items, such as capital gains and losses, which affect any performance criterion applicable to such award (including but not limited to the criterion of net income) and which are required to be taken into account for purposes of Owens Corning's financial statements under Generally Accepted Accounting Principles, shall be excluded or included in determining the extent to which the corresponding performance goal has been achieved so that the integrity and intent of the performance goal are maintained.

5. Awards
   ------

Participating employees' individual awards may vary as a percentage of their Participating Salaries, based on both the funding approved by the Committee and on the participant's performance and contribution, as determined in the sole discretion of the Company. Participating Salary is defined as the product of the participant's total base salary paid during a given Incentive Plan year, multiplied by the participant's incentive pay percentage, at maximum funding. Aggregate awards under the annually recurring Incentive Plan for any year may not exceed 100% of the Participating Salaries of participants in the Incentive Plan for such year, as determined by the Committee.

6.  Employment Requirement
    ----------------------

A participant's award under this Incentive Plan for any year shall be contingent on continued employment by the Company, its subsidiaries and affiliates during such year. The only exceptions to this rule apply in the event of termination of employment by reason of death, disability, retirement or job elimination (all as determined by the Committee), or in the event of a change of control of Owens Corning (as determined by the Committee), during such year, in which case the following provisions shall apply. In the event of termination of employment by reason of death, disability, retirement or job elimination during a year (as determined by the Committee), an award shall be payable under this Incentive Plan to the participant or the participant's estate for such year, which shall be adjusted, pro-rata, for the period of time during the year the participant actually worked. In the event of a change of control of Owens Corning during a year and prior to any termination of employment, incentive awards shall be paid under the Incentive Plan at the higher of (a) one half of Participating Salary for such year (as determined by the Committee), or (b) projected performance for the year, determined at the time the change of control occurs. A participant whose employment terminates prior to the end of a year for any reason not excepted above shall not be entitled to any award under the Incentive Plan for that year.

7.  Payment of Awards
    -----------------

Except as provided otherwise in this Incentive Plan or by the Committee, payment of each award under this Incentive Plan for any year shall be contingent upon a determination by the Committee that the performance goals and employment conditions applicable to such award have been satisfied. Unless and until the Committee so determines, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such determination, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies).

8.  Amendment or Termination
    ------------------------

The Committee may amend, modify or terminate this Incentive Plan at any time, provided that a termination or modification shall only become effective 30 days after written notice thereof is given to each participant. Each participant shall be eligible to receive the incentive compensation to which the participant would have been otherwise entitled but for such termination or modification, pro-rata for the period of the year prior to the termination or modification.

9.  Interpretation and Construction
    -------------------------------

Any provision of this Incentive Plan to the contrary notwithstanding, (a) no provision of this Incentive Plan shall apply to any 162(m) Covered Employee, and (b) any provision of this Incentive Plan that would prevent an award to any 162(m) Covered Employee under any plan or arrangement other than this Incentive Plan from qualifying as performance-based compensation under Code Section 162(m)(4)(C) shall be administered, interpreted and construed to enable such award to so qualify and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Incentive Plan, nor the selection of any eligible employee to participate in the Incentive Plan, shall constitute an employment agreement or affect the duration of any participant's employment, which shall remain "employment at will" unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment at any time to the same extent as if the Incentive Plan had not been adopted.

10. Governing Law
    -------------

The terms of this Incentive Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles of that state.